SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	Stephen R. Brown President & CEO (914) 771-3073

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND 12 MONTHS OF 2012

— Focuses Capital and Investment on Growing Its Strong and Successful
New York Banking and Fee Businesses with Plans to Consolidate or Divest
Six Connecticut Branches Representing Less than 3% of Deposits —

— Declares $0.06 Quarterly Cash Dividend as Part of Capital Management Strategy to
Fuel Growth of Fee Businesses and Lending Diversity —

YONKERS, N.Y. – January 31, 2013 – Hudson Valley Holding Corp. (NYSE: HVB) today reported fourth quarter and 12 month results for 2012, while detailing its plans for focusing capital and investment on growing the bank’s New York market operations, fee-generating businesses and a more diversified loan portfolio.

“Serving small- and mid-sized commercial customers and their principals, professional service firms and not-for-profit organizations in metro New York is what we’ve always done best,” President and Chief Executive Officer Stephen R. Brown said. “What’s changing is the number and diversity of products and services we’re offering our niche customers, in order to take share in our target market segments and grow in metro New York. As a strong, local bank with ample capital to meet the needs of our customers and communities, Hudson Valley is implementing a transformational strategy to successfully navigate a rapidly evolving business landscape.”

The parent company of Hudson Valley Bank earned $3.1 million, or $0.16 per diluted share, in the fourth quarter of 2012, compared to net income of $3.1 million, or $0.16 per share, in the third quarter of 2012 and a net loss of $22.9 million, or $1.18 per share, in the fourth quarter of 2011. For the 12 months of 2012, the company reported net income of $29.2 million, or $1.49 per share, compared to a net loss of $2.1 million, or $0.11 per share for 2011. Prior year losses reflected write downs associated with the transfer of loans to held-for-sale status at December 31, 2011, while the gains from the successful sales of those same loans in the first quarter of 2012 boosted net income for the 12 months of 2012 by $9.4 million on an after-tax basis.

Fourth Quarter Results

Cash totaled $827.5 million at December 31, 2012, up from $78.1 million just one year prior, as a result of the company’s successful first quarter 2012 loan sales and continued cash flows generated by the bank’s loan and securities portfolios. Excess cash awaiting deployment and the prolonged low interest rate environment dampened the yield on interest-earning assets to 3.50 percent in the fourth quarter of 2012, compared to 3.84 percent in the linked quarter and 4.92 percent in the fourth quarter of 2011. Even with its excess cash position, Hudson Valley’s net interest margin was 3.28 percent in the fourth quarter of 2012, compared to 3.60 percent in the linked quarter and 4.60 percent in the fourth quarter of 2011.

The company’s historically low average cost of deposits continued to drop to 0.21 percent in the fourth quarter of 2012, 1 basis point lower than the linked quarter and 11 basis points below the fourth quarter of 2011.

The year ending December 31, 2012 saw continued growth of Hudson Valley’s low-cost core deposit base, which represented 96 percent of total deposits at year end. Core deposits, which exclude time deposits greater than $100,000, totaled $2.4 billion at December 31, 2012, representing an increase of $107.9 million over the core deposit balance at December 31, 2011.

Hudson Valley’s service charge revenue, which continued to reflect industry wide pressure, was $1.4 million in the fourth quarter of 2012, compared to $1.5 million in the linked quarter and $1.8 million in the fourth quarter of 2011. At the same time Hudson Valley’s investment management fees remained relatively stable at about $2.3 million in the fourth quarter of 2012, the linked quarter and the year-ago quarter. Total non-interest income was $4.3 million in the fourth quarter of 2012, compared to $4.4 million in the linked quarter and $4.1 million in the fourth quarter of 2011.

The bank’s 2012 commitment to retaining key talent in support of growth opportunities and to address industry regulatory requirements is reflected in salaries and benefits expense, which totaled $11.3 million in the fourth quarter of 2012, compared to $11.4 million in the linked quarter and $8.8 million in the fourth quarter of 2011.

Commercial Loan Portfolio

In the fourth quarter of 2012 the company demonstrated continued progress toward diversifying its lending base among new and existing customers in its metro New York markets. Commercial and industrial (C&I) loan balances grew by $22.7 million, or 34 percent annualized, over the third quarter and by $70.3 million, or 32 percent, over the fourth quarter of 2011. Totaling $288.8 million at December 31, 2012, C&I rose to its highest level since March 31, 2009 and comprised 20 percent of total loans, up from nearly 18 percent at September 30, 2012 and less than 14 percent at the end of the fourth quarter of 2011.

As the company continues to reduce its overall concentration of commercial real estate (CRE) lending, CRE balances, including construction and multi-family loans, declined to $821.7 million in the fourth quarter of 2012, compared to $884.1 million and $1.0 billion in the linked and year ago quarters, respectively. CRE represented 292 percent of risk-based capital at December 31, 2012, again within its previously disclosed commitment to maintain concentration levels below 400 percent.

Portfolio Credit Quality

Overall portfolio trends continue to reflect a gradually improving credit environment across Hudson Valley’s niche commercial franchise in metropolitan New York. The bank’s improved asset quality measures also reflect its first quarter 2012 sale of $474 million in held-for-sale loans, including $27.8 million in nonperforming loans held-for-sale.

Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, nonaccrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $35.1 million at December 31, 2012, compared to $42.6 million at September 30, 2012 and $58.9 million at December 31, 2011. NPAs totaled 1.21 percent of total assets at December 31, 2012, compared to 1.45 percent at September 30, 2012 and 2.11 percent at December 31, 2011.

Reflecting generally improving credit trends, net charge-offs declined to $3.0 million for the fourth quarter of 2012, compared to $4.3 million and $66.1 million in the linked and year-ago quarters, respectively. As a percentage of average loans, annualized net charge-offs were 0.82 percent in the fourth quarter of 2012, compared to 1.16 percent in the third quarter of 2012 and 13.0 percent in the fourth quarter of 2011.

The bank’s provision for loan losses in the fourth quarter of 2012 was $1.5 million, compared to $3.7 million in the linked quarter and $54.6 million in the fourth quarter of 2011.

The bank’s allowance for loan losses was $26.6 million at December 31, 2012, compared to $28.1 million at September 30, 2012 and $30.7 million at December 31, 2011. The allowance measured 1.81 percent, 1.86 percent and 1.95 percent of total loans at each of those dates, respectively.

At December 31, 2012, classified assets represented 36.2 percent of risk-based capital, above its previously disclosed target of below 25 percent.

Focus on Strength, Growth

The company also detailed plans for focusing capital and investment on growing Hudson Valley Bank’s strong and successful New York market operations, fee-generating businesses and a more diversified array of loan products for small- and mid-sized commercial customers and their principals, professional service firms and not-for-profit organizations in metropolitan New York.

Optimizing Branch Network and Efficiency

These plans include optimizing the efficiency of its branch network, including the consolidation or divestiture of Hudson Valley’s six Connecticut locations, representing less than three percent of its $2.5 billion in total deposits, by the middle of 2013. Since entering Connecticut five years ago, the bank’s branches there have gathered just $12 million in deposits each, on average, and the critical mass and traction necessary for long-term success in that market has not been realized. The company anticipates annual net savings in excess of $2 million as a result of this action.

Hudson Valley’s New York market branches average nearly $80 million in deposits each, and focusing investment and capital there is designed to make the bank an even stronger and more aggressive competitor in communities the company has served for so long and so well, particularly in Westchester and Rockland counties and the Bronx, Brooklyn and Manhattan.

Since its inception, Hudson Valley’s culture of expense control has historically made it one of the industry’s most efficient operators. All expenses will be managed to better optimize efficiency, even as the bank continues to make investments to drive specific growth opportunities, balance sheet diversity and address industry regulatory requirements. At the same time, investments in people and systems are enabling the company to be more proactive in the market, strengthened by processes that will help the bank mitigate risk as it identifies and capitalizes on new business and growth opportunities.

For the fourth quarter of 2012, Hudson Valley’s efficiency ratio was 75.7 percent, compared to 69.3 percent in the third quarter of 2012 and 52.8 percent in the fourth quarter of 2011. The increase was largely driven by a decline in net interest income, rather than increases in non-interest expense.

Loan Portfolio Diversification

In the second half of 2012, Hudson Valley began focusing capital and investment on developing new middle market, small business and other non-CRE business lending products to successfully grow and diversify its loan portfolio, without compromising credit quality, risk management or market strength. Significant investments have been made to date to lay the foundation for Hudson Valley’s diversification strategy. Throughout 2012, it converted and enhanced much of its technology and critically assessed the necessary talent to support loan origination, underwriting and risk management for an expanded loan portfolio, and the bank submitted its action plan to its regulators. With these steps successfully accomplished, the company will focus on execution in 2013.

Balanced Approach to Capital Management and Dividends

To fuel the growth of its fee generating businesses and a more diversified loan portfolio, Hudson Valley intends to accumulate internally generated capital at a faster rate by lowering its cash dividend. Balancing immediate returns to stockholders with long-term stockholder value creation, the board declared a quarterly cash dividend of $0.06 per share. The dividend is payable on February 22, 2013 to all common stock shareholders of record as of the close of business on February 11, 2013.

Hudson Valley is lowering its dividend even as it has maintained high regulatory capital ratios. At December 31, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.7 percent, a Tier 1 risk-based capital ratio of 16.5 percent, and a Tier 1 leverage ratio of 9.3 percent. Its Hudson Valley Bank subsidiary at December 31, 2012 posted a total risk-based capital ratio of 17.4 percent, a Tier 1 risk-based capital ratio of 16.2 percent, and a Tier 1 leverage ratio of 9.2 percent.

2013 Outlook

As part of its strategy for focusing capital and investment on growing its New York market, fee-generating businesses and more diversified loan portfolio, Hudson Valley has targeted non-interest expense reductions of approximately 5 percent for the 12 months of 2013, compared to 2012.

Hudson Valley is also focused on growing fee income, principally from its trust services and investment management businesses, both organically and through targeted acquisitions of talent, portfolios and firms in these non-bank businesses.

In addition, the bank is targeting total loan growth of about 10 percent, with total loan originations or purchases projected to exceed $200 million as Hudson Valley continues to diversify its product offering.

The company’s targeted expense reductions and loan growth initiatives are estimates and we can provide no assurances that such targets can be met.

Fourth Quarter and Twelve Month Review

The Company recorded net income for the three month period ended December 31, 2012 of $3.1 million or $0.16 per diluted share, an increase of $26.0 million compared to a net loss of $22.9 million or $1.18 per diluted share for the same period in the prior year. Net income for the twelve month period ended December 31, 2012 was $29.2 million or $1.49 per diluted share, an increase of $31.3 million compared to a net loss of $2.1 million or $0.11 per diluted share for the same period in the prior year.

The increases in earnings for the three and twelve month periods ended December 31, 2012, compared to the same periods in the prior year, were primarily due to significant additions in 2011 to the provision for loan losses which totaled $54.6 million and $64.1 million, respectively, for the three and twelve month periods ended December 31, 2011, compared to $1.5 million and $8.5 million, respectively for the same periods in 2012. The large provision in the fourth quarter of 2011 resulted from write-downs associated with the transfer of $473.8 million of loans to the held-for-sale status in anticipation of bulk loan sales completed in the first quarter of 2012. The loan sales were conducted to reduce both classified loans and the Company’s overall concentration in commercial real estate loans. The increases in earnings for the three and twelve month periods ended December 31, 2012, compared to the same periods in the prior year, were significantly offset by decreases in net interest income of $8.3 million and $14.6 million, respectively, the result of excess liquidity remaining from the proceeds of loan sales conducted in the first and second quarters of 2012. In addition to the decrease in net interest income, earnings for the three month period ended December 31, 2012, compared to the same period in the prior year, reflected slightly lower noninterest income and higher non interest expenses. The increase in earnings for the twelve month period ended December 31, 2012, compared to the same period in the prior year, also reflected a pretax gain of $15.9 million resulting from the successful completion of loan sales announced in the fourth quarter of 2011 and completed at the end of the first quarter of 2012, partially offset by slightly lower noninterest income and higher non interest expenses.

Total loans, excluding loans held for sale, decreased $37.9 million and $106.2 million during the three and twelve month periods ended December 31, 2012 compared to the prior periods. The overall decrease was primarily the result of pay downs and payoffs of existing loans exceeding new production and additional loan sales conducted in the second quarter of 2012, partially offset by the purchase of adjustable rate residential loans in the first quarter of 2012, which were purchased as partial redeployment of proceeds from sales of loans held for sale. The Company continues to provide lending availability to both new and existing customers.

Nonperforming assets decreased to $35.1 million at December 31, 2012, compared to $58.9 million at December 31, 2011. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is evidence that the current economic downturn may have begun to slowly turn around, higher than normal levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during 2012. Despite overall reductions in classified and nonperforming loans, the Company’s loan portfolio continued to be adversely impacted by the lagging effects of declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in some continuing weakness in the overall asset quality of the Company’s loan portfolio. As a result of these factors, the Company has continued to follow aggressive strategies for resolving problem assets and has maintained the allowance for loan losses at a higher than normal level. The provision for loan losses totaled $1.5 million and $8.5 million, respectively, for the three and twelve month periods ended December 31, 2012, reflecting improvements achieved in the resolutions of classified and nonperforming loans, partially offset by continued weakness in the overall economy, and the related effects of this weakness on the Company’s overall asset quality.

Total deposits increased by $94.7 million during the twelve month period ended December 31, 2012, compared to the prior year end. The Company continued to emphasize its core deposit growth, while placing less emphasis on non core deposits including deposits which are obtained on a bid basis.

Liquidity from deposit growth and excess loan and investment repayments over new production was retained in the Company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to significant margin compression. The net interest margin was 3.28 percent and 3.88 percent, respectively, for the three and twelve month periods ended December 31, 2012, compared to 4.60 percent and 4.50 percent, respectively, for the same periods in the prior year. The Company expects some additional net interest margin compression in future quarters due to maturing loans and investments being reinvested at lower interest rates and until redeployment of the excess proceeds from the recent loan sales and other maturing assets can be completed in a manner consistent with both the Company’s risk management policies and the requirements of the OCC. Regardless of the timing of the aforementioned redeployment, if interest rates continue at current levels, it is expected that additional downward pressure on net interest margin will continue.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income decreased by $8.5 million or 27.2 percent to $22.8 million for the three month period ended December 31, 2012, compared to $31.3 million for the same period in the prior year. Tax equivalent basis net interest income decreased by $14.9 million or 12.4 percent to $105.3 million for the twelve month period ended December 31, 2012, compared to $120.2 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.4 million and $1.9 million, respectively, for the three and twelve month periods ended December 31, 2012, compared to $0.5 million and $2.3 million, respectively, for the same periods in the prior year.

The Company’s non interest income was $4.3 million and $33.8 million, respectively, for the three and twelve month periods ended December 31, 2012, compared to $4.1 million and $18.9 million, respectively, for the same periods in the prior year. Non interest income increased slightly for the three month period ended December 31, 2012, compared to the same period in the prior year, reflecting lower net losses on sales and revaluations of assets and higher other income, partially offset by lower service fees and lower investment advisory fees. The increase in the twelve month period ended December 31, 2012, compared to the same period in the prior year, resulted from a $15.9 million pretax gain on sales of loans completed in the first quarter of 2012 and higher other income, partially offset by lower service fees, lower investment advisory fees and higher impairment charges on securities available-for-sale. Investment advisory fee income was lower in 2012 primarily as a result of the effects of continued fluctuation in both domestic and international equity markets. Service charges decreased due to decreased activity. Pre-tax impairment charges on securities available for sale were $0.5 million for the twelve month period ended December 31, 2012 and $0.4 million for the same period in the prior year. The impairment charges were related to the Company’s investments in pooled trust preferred securities. Non interest income also included other losses of $0.5 million and $0.4 million, respectively, for the three and twelve month periods ended December 31, 2011. These losses related to sales and revaluations of other real estate owned and loans held for sale.

Non interest expense was $20.6 million and $82.5 million, respectively, for the three and twelve month periods ended December 31, 2012. This represented increases of $1.6 million or 8.4 percent and $2.3 million or 2.9 percent, respectively, compared to $19.0 million and $80.2 million, respectively, for the same periods in the prior year. The overall increase in non interest expense resulted primarily from an additional provision of $1.3 million related to the previously announced ongoing investigations by the Securities and Exchange Commission (SEC) and the Department of Labor (DOL) relating to issues surrounding the brokerage practices and policies and disclosures about such practices of the Company’s investment advisory subsidiary, A.R. Schmeidler & Co., Inc. Based on ongoing discussions with the SEC and the DOL, the Company believes it has substantially accrued for any penalties and related costs anticipated in the final resolution of this matter although, until final agreement is reached, the exact result cannot be determined. Other changes in non interest expense included decreases in costs associated with problem loan resolution and decreases in occupancy expenses, partially offset by increases in FDIC insurance and increases in investments in technology and personnel to accommodate expanding risk management requirements and growth and the expansion of services and products available to new and existing customers.

Hudson Valley’s capital ratios remain significantly in excess of “well capitalized” levels generally applicable to banks under current regulations. At December 31, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.7 percent, a Tier 1 risk-based capital ratio of 16.5 percent, and a Tier 1 leverage ratio of 9.3 percent.

Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to evaluating Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Friday, February 1, 2013 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6016; International (toll): + 1-412-317-6016.

All participants should dial in at least ten minutes prior to the call and request the “HVB Fourth Quarter Earnings Call.”

A replay of the call will be available one hour from the close of the conference through February 15, 2013 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference ## 10023304; International Toll: +1-412-317-0088 - Conference # 10023304.

Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp. (NYSE: HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $2.9 billion in assets, $2.5 billion in deposits and 36 branches at December 31, 2012. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.

**************************************************************************************

Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2011 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse effects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;

•	the reduction or our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank ;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended December 31, 2012 and 2011
Dollars in thousands, except per share amounts

	Three Months Ended
	December 31
	2012	2011
Interest Income:
Loans, including fees	$20,058	$28,888
Securities:
Taxable	2,543	2,954
Exempt from Federal income taxes	814	970
Federal funds sold	11	22
Deposits in banks	519	102
Total interest income	23,945	32,936

Interest Expense:
Deposits	1,340	1,940
Securities sold under repurchase agreements and other short-term borrowings	13	74
Other borrowings	182	183
Total interest expense	1,535	2,197

Net Interest Income	22,410	30,739
Provision for loan losses	1,531	54,621
Net interest income after provision for loan losses	20,879	(23,882)

Non Interest Income:
Service charges	1,429	1,750
Investment advisory fees	2,245	2,272
Recognized impairment charge on securities available for sale (includes $145 and $62 of total gains in 2012 and 2011, respectively, less $145 and $107 of gains on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	—	(45)
Realized gains on securities available for sale, net	—	13
Losses on sales and revaluations of loans and other real estate owned, net	—	(500)
Other income	672	646
Total non interest income	4,346	4,136

Non Interest Expense:
Salaries and employee benefits	11,269	8,817
Occupancy	2,130	2,282
Professional services	1,941	2,497
Equipment	1,222	1,118
Business development	518	532
FDIC assessment	989	406
Other operating expenses	2,524	3,315
Total non interest expense	20,593	18,967

Income Before Income Taxes	4,632	(38,713)
Income Taxes	1,559	(15,812)
Net Income	$3,073	($22,901)

Basic Earnings Per Common Share	$0.16	($1.18)
Diluted Earnings Per Common Share	$0.16	($1.18)

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the years ended December 31, 2012 and 2011
Dollars in thousands, except per share amounts

	Year Ended
	December 31
	2012	2011
Interest Income:
Loans, including fees	$93,255	$111,802
Securities:
Taxable	11,898	11,829
Exempt from Federal income taxes	3,606	4,270
Federal funds sold	39	95
Deposits in banks	1,254	621
Total interest income	110,052	128,617

Interest Expense:
Deposits	5,897	8,730
Securities sold under repurchase agreements and other short-term borrowings	98	246
Other borrowings	728	1,782
Total interest expense	6,723	10,758

Net Interest Income	103,329	117,859
Provision for loan losses	8,507	64,154
Net interest income after provision for loan losses	94,822	53,705

Non Interest Income:
Service charges	6,279	7,013
Investment advisory fees	9,458	10,270
Recognized impairment charge on securities available for sale (includes $739 of total gains and $1,256 of total losses in 2012 and 2011, respectively, less $1,267 of gains and $888 of losses on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	(528)	(368)
Realized gains on securities available for sale, net	0	21
Gains on sales and revaluation of loans held for sale and other real estate owned, net	15,920	(427)
Other income	2,713	2,391
Total non interest income	33,842	18,900

Non Interest Expense:
Salaries and employee benefits	44,813	42,194
Occupancy	8,693	9,046
Professional services	7,587	7,399
Equipment	4,522	4,336
Business development	2,417	2,080
FDIC assessment	3,154	2,756
Other operating expenses	11,352	12,344
Total non interest expense	82,538	80,155

Income Before Income Taxes	46,126	(7,550)
Income Taxes	16,945	(5,413)
Net Income	$29,181	($2,137)

Basic Earnings Per Common Share	$1.49	($0.11)
Diluted Earnings Per Common Share	$1.49	($0.11)

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31, 2012 and 2011
Dollars in thousands, except per share and share amounts

	Dec 31	Dec 31
	2012	2011
ASSETS
Cash and non interest earning due from banks	$57,836	$43,743
Interest earning deposits in banks	769,687	34,361

Total cash and cash equivalents	827,523	78,104
Federal funds sold	19,251	16,425
Securities available for sale, at estimated fair value (amortized cost of $453,993 in
2012 and $503,584 in 2011)	445,070	507,897
Securities held to maturity, at amortized cost (estimated fair value of $12,217 in
2012 and $13,819 in 2011)	10,225	12,905
Federal Home Loan Bank of New York (FHLB) stock	4,826	3,831
Loans (net of allowance for loan losses of $26,612 in 2012 and $30,685 in 2011)	1,440,760	1,541,405
Loans held for sale	2,317	473,814
Accrued interest and other receivables	24,826	40,405
Premises and equipment, net	23,996	25,936
Other real estate owned	250	1,174
Deferred income tax, net	19,263	19,822
Bank owned life insurance	39,257	37,563
Goodwill	23,842	23,842
Other intangible assets	903	1,651
Other assets	8,937	12,896
TOTAL ASSETS	$2,891,246	$2,797,670

LIABILITIES
Deposits:
Non interest bearing	$1,035,847	$910,329
Interest bearing	1,484,114	1,514,953
Total deposits	2,519,961	2,425,282
Securities sold under repurchase agreements and other short-term borrowings	34,624	53,056
Other borrowings	16,428	16,466
Accrued interest and other liabilities	29,262	25,304
TOTAL LIABILITIES	2,600,275	2,520,108

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2012 and 2011, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,761,426 and 19,516,490 shares in 2012 and 2011, respectively	$4,212	$4,163
Additional paid-in capital	348,643	347,764
Retained earnings (deficit)	(3,471)	(18,527)
Accumulated other comprehensive income	(849)	1,726
Treasury stock, at cost; 1,299,414 shares in 2012 and 2011	(57,564)	(57,564)
TOTAL STOCKHOLDERS’ EQUITY	290,971	277,562

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,891,246	$2,797,670

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended December 31, 2012 and 2011

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended December 31,
		2012			2011
	-			-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$787,497	$519	0.26%	$117,188	$102	0.35%
Federal funds sold	22,636	11	0.19%	16,725	22	0.53%
Securities: (1)
Taxable	370,755	2,543	2.74%	407,418	2,954	2.90%
Exempt from federal income taxes	85,391	1,253	5.87%	101,348	1,492	5.89%
Loans, net (2)	1,467,153	20,058	5.47%	2,028,587	28,888	5.70%
Total interest earning assets	2,733,432	24,384	3.57%	2,671,266	33,458	5.01%

Non interest earning assets:
Cash & due from banks	21,496			43,904
Other assets	125,580			148,256
Total non interest earning assets	147,076			192,160

Total assets	$2,880,508			$2,863,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$862,123	$861	0.40%	$993,158	$1,370	0.55%
Savings	128,810	93	0.29%	114,889	116	0.40%
Time	133,176	179	0.54%	154,260	306	0.79%
Checking with interest	369,710	207	0.22%	279,871	148	0.21%
Securities sold under repo & other s/t borrowings	36,171	13	0.14%	60,286	74	0.49%
Other borrowings	16,432	182	4.43%	16,469	183	4.44%
Total interest bearing liabilities	1,546,422	1,535	0.40%	1,618,933	2,197	0.54%

Non interest bearing liabilities:
Demand deposits	1,020,999			920,878
Other liabilities	20,991			21,550
Total non interest bearing liabilities	1,041,990			942,428

Stockholders’ equity (1)	292,096			302,065
Total liabilities and stockholders’ equity	$2,880,508			$2,863,426

Net interest earnings		$22,849			$31,261
Net yield on interest earning assets			3.34%			4.68%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the years ended December 31, 2012 and 2011

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Year Ended December 31,
		2012			2011
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$535,868	$1,254	0.23%	$219,388	$621	0.28%
Federal funds sold	19,695	39	0.20%	35,771	95	0.27%
Securities: (1)
Taxable	376,450	11,898	3.16%	371,210	11,829	3.19%
Exempt from federal income taxes	92,323	5,548	6.01%	107,698	6,569	6.10%
Loans, net (2)	1,636,097	93,255	5.70%	1,882,199	111,802	5.94%
Total interest earning assets	2,660,433	111,994	4.21%	2,616,266	130,916	5.00%

Non interest earning assets:
Cash & due from banks	41,898			45,846
Other assets	145,184			144,404
Total non interest earning assets	187,082			190,250

Total assets	$2,847,515			$2,806,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$894,068	$3,858	0.43%	$958,347	$6,069	0.63%
Savings	124,244	500	0.40%	113,407	474	0.42%
Time	138,863	838	0.60%	168,003	1,482	0.88%
Checking with interest	353,206	701	0.20%	290,184	705	0.24%
Securities sold under repo & other s/t borrowings	45,619	98	0.21%	49,678	246	0.50%
Other borrowings	16,446	728	4.43%	40,184	1,782	4.43%
Total interest bearing liabilities	1,572,446	6,723	0.43%	1,619,803	10,758	0.66%

Non interest bearing liabilities:
Demand deposits	959,566			866,993
Other liabilities	26,553			23,461
Total non interest bearing liabilities	986,119			890,454

Stockholders’ equity (1)	288,950			296,259
Total liabilities and stockholders’ equity	$2,847,515			$2,806,516

Net interest earnings		$105,271			$120,158
Net yield on interest earning assets			3.96%			4.59%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Fourth Quarter 2012
(Dollars in thousands, except per share amounts)

	3 mos end	3 mos end	Year end	Year end
	Dec 31	Dec 31	Dec 31	Dec 31
	2012	2011	2012	2011

Earnings:
Net Interest Income	$22,410	$30,739	$103,329	$117,859
Non Interest Income	$4,346	$4,136	$33,842	$18,900
Non Interest Expense	$20,593	$18,967	$82,538	$80,155
Net Income	$3,073	($22,901)	$29,181	($2,137)
Net Interest Margin	3.28%	4.60%	3.88%	4.50%
Net Interest Margin (FTE) (1)	3.34%	4.68%	3.96%	4.59%

Diluted Earnings Per Share	$0.16	($1.18)	$1.49	($0.11)
Dividends Per Share	$0.18	$0.18	$0.72	$0.64
Return on Average Equity	4.18%	-30.07%	10.05%	-0.72%
Return on Average Assets	0.43%	-3.19%	1.02%	-0.08%

Average Balances:
Average Assets	$2,883,086	$2,867,304	$2,849,669	$2,808,292
Average Net Loans	$1,467,153	$2,028,587	$1,636,097	$1,882,199
Average Investments	$456,146	$508,766	$468,773	$478,908
Average Interest Earning Assets	$2,736,010	$2,675,144	$2,662,587	$2,618,042
Average Deposits	$2,514,818	$2,463,056	$2,469,947	$2,396,934
Average Borrowings	$52,603	$76,755	$62,065	$89,862
Average Interest Bearing Liabilities	$1,546,422	$1,618,933	$1,572,446	$1,619,803
Average Stockholders’ Equity	$293,886	$304,624	$290,486	$297,488

Asset Quality — During Period:
Provision for loan losses	$1,531	$54,621	$8,507	$64,154
Net Charge-offs	$3,026	$66,086	$12,580	$72,418
Annualized Net Charge-offs/Avg Net Loans	0.82%	13.03%	0.77%	3.85%

(1) See Non-GAAP financial measures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Fourth Quarter 2012
(Dollars in thousands except per share amounts)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2012	2012	2012	2012	2011

Period End Balances:
Total Assets	$2,891,246	$2,929,042	$2,816,244	$2,805,276	$2,797,670
Total Investments	$455,295	$458,355	$467,623	$460,188	$520,802
Net Loans	$1,440,760	$1,476,814	$1,523,833	$1,609,199	$1,541,405
Goodwill and Other Intangible Assets	$24,745	$24,932	$25,119	$25,306	$25,493
Total Deposits	$2,519,961	$2,548,610	$2,439,848	$2,423,901	$2,425,282
Total Stockholders’ Equity	$290,971	$292,900	$292,599	$290,884	$277,562
Tangible Common Equity (1)	$266,226	$267,968	$267,480	$265,578	$252,069
Common Shares Outstanding	19,761,426	19,638,090	19,633,977	19,629,981	19,516,490
Book Value Per Share	$14.72	$14.91	$14.90	$14.82	$14.22
Tangible Book Value Per Share (1)	$13.47	$13.65	$13.62	$13.53	$12.92
Tangible Common Equity Ratio — HVHC (1)	9.3%	9.2%	9.6%	9.6%	9.1%

Tier 1 Leverage Ratio — HVHC	9.3%	9.4%	9.6%	9.4%	8.8%
Tier 1 Risk Based Capital Ratio — HVHC	16.5%	16.1%	15.8%	15.0%	11.3%
Total Risk Based Capital Ratio — HVHC	17.7%	17.4%	17.0%	16.3%	12.6%
Tier 1 Leverage Ratio — HVB	9.2%	9.2%	9.5%	9.1%	8.4%
Tier 1 Risk Based Capital Ratio — HVB	16.2%	15.9%	15.6%	14.6%	10.8%
Total Risk Based Capital Ratio — HVB	17.4%	17.2%	16.8%	15.8%	12.1%

Gross Loans (excluding Loans Held-For-Sale):
Commercial Real Estate	$550,786	$583,653	$633,581	$705,603	$690,837
Construction	74,727	91,241	96,211	106,698	110,027
Residential Multi-Family	196,199	209,192	212,655	225,428	227,595
Residential Other	325,774	322,841	346,489	343,044	287,233
Commercial and Industrial	288,809	266,118	231,140	222,485	218,500
Individuals	21,725	22,270	21,495	28,316	29,222
Lease Financing	11,763	12,373	14,015	13,187	12,538
Total Loans	$1,469,783	$1,507,688	$1,555,586	$1,644,761	$1,575,952

Asset Quality — Period End:
Allowance for Loan Losses	$26,612	$28,107	$28,733	$31,856	$30,685
Loans 31-89 Days Past Due Accruing	$12,630	$7,557	$5,436	$10,250	$4,974
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$0	$0
Nonaccrual Loans (NAL)	$34,808	$42,305	$39,304	$27,859	$29,892
Other Real Estate Owned (OREO)	$250	$250	$250	$1,174	$1,174
Nonperforming Loans Held For Sale (HFS)	$0	$0	$0	$0	$27,848
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$35,058	$42,555	$39,554	$29,033	$58,914
Allowance / Total Loans	1.81%	1.86%	1.85%	1.94%	1.95%
NAL / Total Loans	2.37%	2.81%	2.53%	1.69%	1.90%
NAL + 90 PD / Total Loans	2.37%	2.81%	2.53%	1.69%	1.90%
NAL + 90 PD + OREO / Total Assets	1.21%	1.45%	1.40%	1.03%	1.11%
Nonperforming Assets / Total Assets	1.21%	1.45%	1.40%	1.03%	2.11%

(1) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Fourth Quarter 2012
(Dollars in thousands except per share amounts)

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2012	2012	2012	2012	2011

Interest Income	$23,945	$25,709	$27,120	$33,278	$32,936
Interest Expense	1,535	1,594	1,612	1,982	2,197
Net Interest Income	22,410	24,115	25,508	31,296	30,739
Provision for Loan Losses	1,531	3,723	1,894	1,359	54,621
Non Interest Income	4,346	4,353	4,789	20,354	4,136
Non Interest Expense	20,593	20,035	21,034	20,876	18,967
Income (Loss) Before Income Taxes	4,632	4,710	7,369	29,415	(38,713)
Income Taxes (Benefit)	1,559	1,576	2,408	11,402	(15,812)
Net Income (Loss)	$3,073	$3,134	$4,961	$18,013	($22,901)

Diluted Earnings (Loss) per share	$0.16	$0.16	$0.25	$0.92	($1.18)

Net Interest Margin	3.28%	3.60%	3.93%	4.75%	4.60%

Average Cost of Deposits (1)	0.21%	0.22%	0.23%	0.28%	0.32%

(1) Includes noninterest bearing deposits

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Total interest earning assets:
As reported	$2,736,010	$2,675,144	$2,662,587	$2,618,042
Unrealized gain on securities
available-for-sale (a)	2,578	3,878	2,154	1,776

Adjusted total interest earning assets (1)	$2,733,432	$2,671,266	$2,660,433	$2,616,266

Net interest earnings:
As reported	$22,411	$30,739	$103,329	$117,859
Adjustment to tax equivalency basis (b)	438	522	1,942	2,299

Adjusted net interest earnings (1)	$22,849	$31,261	$105,271	$120,158

Net yield on interest earning assets:
As reported	3.28%	4.60%	3.88%	4.50%
Effects of (a) and (b) above	0.06%	0.08%	0.08%	0.09%

Adjusted net yield on interest earning assets (1)	3.34%	4.68%	3.96%	4.59%

Average stockholders’ equity:
As reported	$293,886	$304,624	$290,486	$297,488
Effects of (a) and (b) above	1,790	2,559	1,536	1,229

Adjusted average stockholders’ equity (1)	$292,096	$302,065	$288,950	$296,259

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2012	2012	2012	2012	2011

Tangible Equity Ratio:
Total Stockholders’ Equity:
As reported	$290,971	$292,900	$292,599	$290,884	$277,562
Less: Goodwill and other intangible assets	24,745	24,932	25,119	25,306	25,493
Tangible stockholders’ equity	$266,226	$267,968	$267,480	$265,578	$252,069

Total Assets:
As reported	$2,891,246	$2,929,042	$2,816,244	$2,805,276	$2,797,670
Less: Goodwill and other intangible assets	24,745	24,932	25,119	25,306	25,493
Tangible assets	$2,866,501	$2,904,110	$2,791,125	$2,779,970	$2,772,177

Tangible equity ratio (2)	9.3%	9.2%	9.6%	9.6%	9.1%

Tangible Book Value Per Share:
Tangible stockholders’ equity	$266,226	$267,968	$267,480	$265,578	$252,069
Common shares outstanding	19,761,426	19,638,090	19,633,977	19,629,981	19,516,490
Tangible book value per share (2)	$13.47	$13.65	$13.62	$13.53	$12.92

(1) Adjusted total interest earning assets, net interest earnings, net yield on interest earning assets and average stockholders equity exclude the effects of unrealized net gains and losses on securities available for sale. These are non-GAAP financial measures. Management believes that this alternate presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. As noted in the Company’s 2012 Proxy Statement, net income as a percentage of adjusted average stockholders’ equity is one of several factors utilized by management to determine total compensation.

(2) Tangible equity ratio and tangible book value for share are non-GAAP financial measurements. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and are used by management to analyze the relative strength of the Company’s capital position